Exhibit 16.1(a)

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of PreAxia Health Care Payment Systems, Inc. (the "Company") included under Item 4.01 of Form 8-K dated February 19, 2026, and we have the following comments based solely on matters communicated to management during our engagement.

We agree with the statements made in the first and second sentences of the first paragraph of Item 4.01.

With respect to the third sentence, we agree in part with the statement that the Company missed a filing deadline and that discussions were occurring between the Company and our Firm; our agreement is limited to those facts. However, we believe the nature of those discussions and the circumstances surrounding the termination of our engagement constitute a reportable event under Item 304(a)(1)(v) of Regulation S-K.

During our review of the Company's financial statements for the quarter ended November 30, 2025, we identified multiple errors related to the Company's previously issued financial statements for the quarter ended August 31, 2025. The August 31, 2025, financial statements were filed with the Securities and Exchange Commission on October 21, 2025, and amended on October 24, 2025.

Additionally, as part of our review procedures, we were examining potential errors related to the Company's financial statements for the year ended May 31, 2025, which were filed with the Securities and Exchange Commission on September 12, 2025. As part of our review, we evaluated whether certain identified errors could result in a material misstatement in the previously issued financial statements.

Before we had the opportunity to complete our review procedures, the Company ceased communications with our Firm and subsequently terminated its engagement with our Firm. While no final conclusions were reached prior to the Company's termination of the engagement, we communicated to management that, absent sufficient appropriate audit evidence to support the accounting treatment under review, the previously issued financial statements for the year ended May 31, 2025, and the quarter ended August 31, 2025, may not be reliable.

Except as described above, we have no basis to agree or disagree with the other statements contained in Item 4.01.

Respectfully,

Draper, UT

February 26, 2026